Exhibit 3.1

Certificate of Amendment

to the

Certificate of Incorporation

Of

KULR Technology Group, INC.

This Certificate of Amendment to the Certificate of Incorporation of KULR Technology Group, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, is hereby duly adopted pursuant to and in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

1.           Article 4 of the Certificate of Incorporation of the Corporation is hereby amended by adding the following paragraph immediately after the first paragraph of Article 4:

“Contingent upon filing and effective as of June 23, 2025 (the “Effective Time”), each eight (8) shares Common Stock issued and outstanding prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Split”). No fractional share shall be issued in connection with the foregoing combination of the shares pursuant to the Reverse Split. A holder of Common Stock who would otherwise be entitled to receive a fractional share as a result of the Reverse Split will receive one whole share of Common Stock in lieu of such fractional share.

The Reverse Split shall occur automatically without any further action by the holders of Common Stock, and whether or not the certificates representing such shares have been surrendered to the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable as a result of the Reverse Split unless the existing certificates evidencing the applicable shares of stock prior to the Reverse Split are either delivered to the Corporation, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed, and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.”

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation, for the purpose of amending the Certificate of Incorporation pursuant to the Delaware General Corporation Law, does hereby make and file this Certificate of Amendment, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this 20th day of June 2025.

This Certificate of Amendment shall become effective at 12:01 a.m. on June 23, 2025.

By:
Title: Chief Executive Officer and Chairman
Name: Michael Mo